Exhibit 99.1


                           Triarc Companies, Inc.
                               280 Park Avenue
                             New York, NY 10017

                                                          For Immediate Release
CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

            TRIARC REPORTS FULL YEAR AND FOURTH QUARTER 2005 RESULTS

             o  Arby's(R) revenues boosted by July 2005 acquisition of RTM
               o  Deerfield's assets under management continue to grow

New York, NY, April 3, 2006 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its fiscal year and fourth quarter ended January 1, 2006.

                             Consolidated Highlights
                             -----------------------

     o Consolidated revenues increased to $727.3 million in the 2005 fiscal year ($305.6 million in the 2005 fourth quarter) from $328.6 million in the 2004 fiscal year ($96.0 million in the 2004 fourth quarter) primarily reflecting the July 2005 acquisition of RTM Restaurant Group ("RTM"), the owner of 775 Arby's(R) restaurants as of the date of the acquisition. RTM's net sales since the acquisition were $357.5 million.

     o Consolidated revenues were also positively impacted by increases in the asset management and related fees of Deerfield & Company LLC ("Deerfield") in which Triarc acquired a controlling interest in July 2004. Deerfield's revenues increased to $65.3 million in the 2005 fiscal year ($27.4 million in the 2005 fourth quarter) from $22.1 million in the 2004 fiscal year ($15.1 million in the 2004 fourth quarter). These increases reflect both the full-period effect of Deerfield and asset management fees from new and existing investment vehicles in the 2005 periods.

     o Partially offsetting the above increases was the elimination in consolidation of $13.6 million of royalties and franchise fees paid by RTM to Arby's, LLC in the 2005 fiscal year as a result of the acquisition of RTM.

     o Consolidated net income (loss) was a loss of $(55.6) million, or $(0.79) per diluted Class A and Class B, Series 1 share, in the 2005 fiscal year (net loss of $(16.2) million, or $(0.21) per diluted Class A and Class B, Series 1 share, in the 2005 fourth quarter), compared with net income of $13.9 million, or $0.19 per diluted Class A and $0.22 per diluted Class B, Series 1 share in the 2004 fiscal year (net loss of $(3.6) million, or $(0.06) per diluted Class A and Class B, Series 1 share in the 2004 fourth quarter). These changes principally reflect: (1) the after-tax effect of losses on the early extinguishment of debt and settlement of unfavorable franchise rights (i.e., the settlement of those franchise agreements with RTM that provided for a less than 4% royalty rate, as further described below), both related to the July 2005 acquisition of RTM, (2) the after-tax effect of facilities relocation and restructuring charges related to the integration of RTM with Arby's and the relocation of Arby's corporate headquarters from Fort Lauderdale, FL to Atlanta, GA, (3) a decrease in gains from discontinued operations in the 2005 period and
          (4) the after-tax effect in the 2005 period of provisions for stock-based compensation, as further described below. The 2004 fiscal year reflected credits related to the release of tax reserves and a reversal of interest accruals through interest expense recognized in the 2004 third quarter.

     o Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") (which we define as operating profit plus depreciation and amortization, other than amortization of deferred financing costs) was $4.6 million in the 2005 fiscal year (loss of $(8.5) million in the 2005 fourth quarter), compared with $22.8 million in the 2004 fiscal year ($2.5 million in the 2004 fourth quarter). The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our consolidated net income (loss).

     o Consolidated operating profit (loss) was a loss of $(32.1) million in the 2005 fiscal year (loss of $(24.1) million in the 2005 fourth quarter) compared with a profit of $2.7 million in the 2004 fiscal year (loss of $(6.1) million in the 2004 fourth quarter), reflecting the loss on settlement of unfavorable franchise rights, severance, retention and other expenses relating to the RTM acquisition and the cost of the relocation of Arby's corporate headquarters to Atlanta in the 2005 periods, as well as higher general and administrative expenses, principally reflecting higher incentive compensation, increased headcount and provisions in the 2005 periods for stock-based compensation (see below), which more than offset the impact of the RTM acquisition and an increase in the operating profit of Deerfield.

     o Provisions for stock-based compensation increased to $29.6 million in fiscal 2005 ($24.1 million in the 2005 fourth quarter) from $0.5 million in fiscal 2004 ($0.1 million in the 2004 fourth quarter). This increase reflects: (1) a provision for the intrinsic value of the stock options exercised in December 2005 by certain of our executive officers that were replaced by us on the date of exercise for our own tax planning reasons, (2) charges for the recognition of a portion of the value of grants of restricted stock we made in March 2005 and (3) amortization related to the grant in November 2005 of equity interests in two of our subsidiaries, granted to certain members of our management.

     o Consolidated depreciation and amortization was $36.7 million in the 2005 fiscal year ($15.6 million in the 2005 fourth quarter) versus $20.1 million in the 2004 fiscal year ($8.5 million in the 2004 fourth quarter). These increases principally reflect the additional depreciation and amortization related to the RTM acquisition.

     o A loss on the settlement of unfavorable franchise rights of $17.1 million was recognized in the third quarter of the 2005 fiscal year (loss of $0.1 million in the 2005 fourth quarter). This charge was recognized in accordance with certain generally accepted accounting principles that require that any preexisting business relationship between the parties to a business combination be evaluated and accounted for separately. Under this accounting guidance, the franchise agreements held by RTM with royalty rates below the current 4% royalty rate that Arby's receives on new franchise agreements were required to be valued and recognized as an expense in the 2005 third quarter and excluded from the purchase price paid for RTM.

     o Consolidated interest expense was $68.8 million in the 2005 fiscal year ($24.0 million in the 2005 fourth quarter), compared with $34.2 million in the 2004 fiscal year ($10.5 million in the 2004 fourth quarter). These increases principally reflect activity of the Deerfield Opportunities Fund (the "Opportunities Fund"), a multi-strategy hedge fund managed by Deerfield in which the Company has an investment and which employs leverage in its investment strategies, higher average debt balances of the restaurant business following a refinancing in connection with the RTM acquisition and, for the year-over-year comparison, the release in the 2004 third quarter of $4.3 million of interest accruals no longer required upon the finalization of certain Internal Revenue Service examinations.

     o Loss on the early extinguishment of debt totaled $35.8 million in the 2005 periods due to the July 2005 debt refinancing in connection with the RTM acquisition. The loss reflected prepayment penalties of $27.4 million, the write-off of $4.8 million in deferred financing costs and $3.6 million of accelerated insurance payments related to the extinguished debt.

     o The 2005 fiscal year included a $13.1 million gain on sales of unconsolidated businesses ($0.1 million in the 2005 fourth quarter), which primarily related to sales of common stock of Encore Capital Group, Inc. (NASDAQ: ECPG), an equity investment of the Company. The Company owned approximately 5.3% of Encore's outstanding shares as of January 1, 2006.

     o Consolidated net investment income increased to $55.3 million in the 2005 fiscal year ($25.1 million in the 2005 fourth quarter) compared with $21.7 million in the 2004 fiscal year (income of $14.2 million in the 2004 fourth quarter). These increases primarily reflect (1) increases in interest income principally due to the activity of the Opportunities Fund and, to a lesser extent, an increase in average rates on interest-bearing investments, (2) charges in the 2004 periods for other than temporary unrealized losses that did not recur to the same extent in the 2005 periods and (3) recognized net gains in the 2005 periods.

                        Restaurant Operations Highlights
                        --------------------------------

     o On July 25, 2005, Triarc completed the acquisition of RTM, Arby's largest franchisee, which then owned and operated 775 Arby's restaurants in 22 states. The financial results of Triarc's restaurant operations following the acquisition reflect the inclusion of RTM. As a result of the RTM acquisition, among other things, our restaurant operations' net sales have increased while our royalties and franchise and related fees have decreased due to the elimination in consolidation of royalties and franchise and related fees from RTM.

     o Net sales from the company-owned Arby's restaurants were $570.8 million in the 2005 fiscal year ($258.5 million in the 2005 fourth quarter), compared with $205.6 million in the 2004 fiscal year ($53.9 million in the 2004 fourth quarter). Royalties and franchise and related fees were $91.2 million in the 2005 fiscal year ($19.6 million in the 2005 fourth quarter), compared with $100.9 million in the 2004 fiscal year ($26.9 million in the 2004 fourth quarter).

     o The 2005 fiscal year increase in sales from company-owned restaurants of $365.2 million ($204.6 million for the 2005 fourth quarter) principally reflects the $357.5 million effect of the acquisition of RTM. Excluding the RTM stores, same-store sales increased 5% in the 2005 fiscal year (8% increase in the 2005 fourth quarter) compared with the 1% increase in the 2004 fiscal year (1% decrease in the 2004 fourth quarter). The increases in same-store sales for existing company-owned restaurants primarily reflect new product introductions including new Market Fresh(R) wraps and sandwiches, improved marketing, including increased print media advertising and focus on combination meals and value menu programs and operational initiatives targeting continued improvement in customer service levels and convenience. These factors were partially offset by the unfavorable performance of company-owned stores in Michigan, where unemployment remains high, as well as the negative impact on sales of lower discretionary consumer spending due to higher fuel costs in the 2005 fiscal year.

     o Excluding the RTM stores, 2005 fiscal year same-store sales for franchised restaurants increased 2% (increase of 5% for the 2005 fourth quarter). The increase in same-store sales of the franchised restaurants for the 2005 periods reflects the positive impact of new product introductions, marketing programs and operational initiatives discussed above, partially offset by the negative impact on sales of lower discretionary consumer spending due to higher fuel costs in the 2005 fiscal year.

     o Royalties and franchise and related fees decreased to $91.2 million in the 2005 fiscal year ($19.6 million in the 2005 fourth quarter) compared with $100.9 million in the 2004 fiscal year ($26.9 million in the 2004 fourth quarter) due to the elimination in consolidation of royalties and franchise and related fees from RTM after the July 2005 acquisition. Aside from the effect of the RTM acquisition and an estimated $1.3 million effect of the inclusion of the 53rd week in 2004 which did not recur in 2005, royalties and franchise and related fees for the year increased $4.6 million, principally reflecting (1) a $2.3 million increase in royalties from the 76 restaurants opened in 2005, with generally higher than average sales volumes, replacing the royalties from the 46 generally underperforming restaurants that closed in 2005 and (2) a $1.4 million increase in royalties due to a 2% increase in same-store sales of the franchised restaurants, excluding the RTM Stores, in 2005 as compared with 2004.

     o Systemwide same-store sales were up 2% in the 2005 fiscal year (up 5% in the 2005 fourth quarter) versus an increase of 4% in the 2004 fiscal year (up 3% in the 2004 fourth quarter), reflecting the factors discussed above. We currently expect systemwide same-store sales to be positive for the 2006 fiscal year reflecting continued new products introductions, including the impact of Arby's Chicken Naturals(TM), a full menu line made with 100% all-natural chicken, which will be served in all of the restaurants' chicken based sandwiches, wraps, salads and tenders that was launched in March 2006 as well as continued improvements in marketing, advertising and promotional programs and operational initiatives targeting better customer service levels and convenience.

     o The gross margin for our company-owned restaurants increased to 27% of sales in the 2005 fiscal year (and 2005 fourth quarter) from 21% in the 2004 fiscal year (and 2004 fourth quarter). These increases principally reflect the inclusion of the RTM restaurants, which had a gross margin of 29% for the post-acquisition period of 2005. Aside from the effect of the RTM acquisition, the gross margin for existing company-owned restaurants increased to 24% for the 2005 fiscal year (23% for the 2005 fourth quarter) from 21% for the 2004 fiscal year (and 2004 fourth quarter) reflecting improved product mix, better oversight and training of store management, improved operational reporting made available by the new back office and point-of-sale restaurant systems implemented in the latter part of 2004 that facilitated labor efficiencies and reduced food waste and the impact of certain price increases for some of our Arby's products. We expect the gross margin for our company-owned restaurants to improve for 2006 reflecting both the inclusion of RTM and the improving operational efficiencies, discussed above.

     o Our restaurant business operating profit decreased to $52.9 million in the 2005 fiscal year ($13.6 million in the 2005 fourth quarter) versus $59.2 million in the 2004 fiscal year ($14.1 million in the 2004 fourth quarter) reflecting the impact of the severance, retention and other expenses relating to the RTM acquisition and the cost of the relocation of the Arby's corporate headquarters to Atlanta and, for the year-over-year comparison, the loss on settlement of unfavorable franchise rights, partially offset by the RTM operating profit and the improved gross margins noted above.

     o Depreciation and amortization for our restaurant operations was $26.4 million in the 2005 fiscal year ($13.3 million in the 2005 fourth quarter) versus $12.9 million in the 2004 fiscal year ($5.9 million in the 2004 fourth quarter). These increases reflect the additional depreciation and amortization related to the restaurants acquired in the RTM acquisition.

     o Restaurant business EBITDA was $79.3 million in the 2005 fiscal year ($26.9 million in the 2005 fourth quarter), compared with $72.1 million in the 2004 fiscal year ($20.0 million in the 2004 fourth quarter). Restaurant EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

     o In the 2005 fiscal year, the Arby's system opened 101 new units (39 in the 2005 fourth quarter) and closed 56 generally underperforming units (21 in the 2005 fourth quarter). As of January 1, 2006, Arby's had commitments from franchisees to build 236 new units through 2011, which excludes prior commitments from RTM to build 149 new units.

                           Asset Management Highlights
                           ---------------------------

     o Triarc accounts for Deerfield, its asset management business, as a consolidated subsidiary with a minority interest. For the 2005 fiscal year, Deerfield's reported asset management and related fees, operating profit, depreciation and amortization and EBITDA, after the effects of purchase accounting adjustments associated with the Deerfield acquisition in July 2004 and before the effect of minority interests, were $65.3 million, $6.6 million, $4.8 million and $11.5 million, respectively. For the 2004 fiscal year, those amounts were $22.1 million, $1.6 million, $2.0 million and $3.6 million, respectively. For the 2005 fourth quarter, those amounts were $27.4 million, $2.2 million, $1.1 million and $3.3 million, respectively, compared to $15.2 million, $1.5 million, $1.2 million and $2.7 million, respectively, in the 2004 fourth quarter. Deerfield's EBITDA is reconciled to consolidated EBITDA which, in turn, is reconciled to consolidated net income (loss), in the attached table.

     o Excluding the effects of purchase accounting associated with the Deerfield acquisition in July 2004 and compensation expense related to equity interests granted in our asset management segment holding company, for the 2005 fiscal year, Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests, were $66.4 million, $17.0 million, $0.4 million and $17.4 million, respectively. For the 2004 fiscal year, those amounts were $26.3 million, $6.1 million, $0.2 million and $6.2 million, respectively. For the 2005 fourth quarter, those amounts were $27.9 million, $8.5 million, $0.1 million and $8.6 million, respectively, compared to $18.9 million, $4.8 million, $0.1 million and $4.9 million, respectively, in the 2004 fourth quarter. The attached table provides a reconciliation of these measures to the corresponding measures without exclusion of the effects of purchase accounting adjustments associated with the Deerfield acquisition and the November 2005 grant of equity interests in Deerfield.

     o As of January 1, 2006, Deerfield had approximately $12.3 billion of assets under management ("AUM"), of which approximately $120.0 million was attributable to investments by Triarc. Deerfield's AUM at January 1, 2006 consisted of approximately $10.4 billion in 23 CDOs and a structured loan fund, approximately $947.2 million in five hedge funds, approximately $762.4 million in a real estate investment trust and approximately $226.0 million in several managed accounts.

     o On June 29, 2005, Deerfield Triarc Capital Corp. ("Deerfield Triarc") completed the initial public offering of approximately 25 million shares of its common stock and began trading on the New York Stock Exchange under the ticker symbol "DFR." Formed in December 2004, Deerfield Triarc is a real estate investment trust managed by Deerfield that invests in real estate-related securities and various other asset classes, which currently has approximately $762.4 million in assets under management. Triarc and its subsidiaries beneficially own approximately 2.7% of Deerfield Triarc's common stock.

         Commenting on asset management operations, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "Deerfield is an outstanding asset management franchise marked by leading positions in key markets as well as strong performance. We anticipate continued growth in assets under management in 2006."

         Commenting on Arby's 2005 results, Peter May, Triarc's President and Chief Operating Officer, said: "There's no question that 2005 was a defining year for Arby's. By joining our restaurant operations with RTM, we have created a large, fully integrated and growing restaurant company. We now have a strong platform in place and see opportunities to improve and accelerate unit development in a number of markets where historically Arby's has been underpenetrated. There are also opportunities to improve operating efficiencies and enhance system-wide profitability. We believe that the Arby's brand is well positioned for continued growth and look forward to building on the brand's momentum in 2006."

         Commenting on Triarc's possible corporate restructuring, Peltz said:
"As we look ahead, we see a number of opportunities for Arby's and Deerfield. Nevertheless, Arby's and Deerfield have inherently different growth characteristics and investment attributes, and given our present corporate structure, we believe that their full value and growth prospects may not be fully recognized. In keeping with our goal of enhancing stockholder value, and in order to unlock the potential value of both of our independently managed businesses, we are continuing to explore a possible corporate restructuring that may involve the spin-off to Triarc's stockholders or other disposition of Triarc's interest in Deerfield."

         Peltz added: "Earlier this year, in connection with the possible corporate restructuring, in addition to our regular quarterly dividends, our Board announced its intention to declare and pay during 2006 special cash dividends aggregating $0.45 per share on each outstanding share of our Class A and Class B Common Stocks, the first installment of which, in the amount of $0.15 per share, was paid on March 1, 2006. In addition, we completed the effective conversion of substantially all of our 5% Convertible Notes due 2023. This had the effect of reducing parent company debt to approximately $25 million at the end of February 2006 as well as reducing potential future dilution for our stockholders."

         Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's(R) restaurant system, which is comprised of approximately 3,500 restaurants. Of these restaurants, more than 1,000 are owned and operated by subsidiaries of Triarc. Triarc also owns an approximate 64% capital interest, a profits interest of at least 52% and approximately 94% of the voting interests, in Deerfield & Company LLC, a Chicago-based alternative asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors with approximately $12.3 billion under management as of January 1, 2006.

                               # # #

                       Notes and Table To Follow

                             NOTES TO PRESS RELEASE
                             ----------------------

     1. In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments. We also use EBITDA to evaluate our segment performance and allocate resources. Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA. Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP. EBITDA should not be considered as an alternative to operating profit or net income (loss).

     2. In addition to the results provided in accordance with GAAP in this press release, we present Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA before the effect of minority interests, excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition and the grant of equity interests in our asset management segment holding company. We believe these non-GAAP financial measures enhance management's ability to compare Deerfield's historical and future operating results and to compare Deerfield's operating results on a stand-alone basis to those of its competitors. We also believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. Our presentation of certain non-GAAP performance measures of Deerfield is not intended to replace the presentation of its financial results in accordance with GAAP.

     3. Systemwide same-store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same-store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

     4. References in this press release to "company-owned" restaurants include owned and leased restaurants as well as two restaurants managed pursuant to management agreements.

     5. We define gross margin as the difference between net sales and cost of sales divided by net sales.

     6. The description of the RTM acquisition contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the acquisition, copies of which have been filed by us with the Securities and Exchange Commission as exhibits to our current and/or periodic filings under the Securities Exchange Act of 1934, as amended.

     7. There can be no assurance RTM will be successfully integrated into our existing operations.

     8. There can be no assurance that we will be able to identify appropriate future acquisition targets or that we will be able to successfully integrate any future acquisitions into our existing operations.

     9. There can be no assurance that the corporate restructuring will occur or the form, terms or timing of such restructuring if it does occur. As of the date hereof, the Board of Directors has not reached any definitive conclusion concerning the scope, benefits or timing of the corporate restructuring.

           The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following:

     o competition, including pricing pressures and the potential impact of competitors' new units on sales by Arby's(R) restaurants;

     o consumers' perceptions of the relative quality, variety, affordability and value of the food products we offer;

     o    success of operating initiatives;

     o    development costs;

     o    advertising and promotional efforts;

     o    brand awareness;

     o    the existence or absence of positive or adverse publicity;

     o new product and concept development by us and our competitors, and market acceptance of such new product offerings and concepts;

     o changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu";

     o    changes in spending patterns and demographic trends;

     o adverse economic conditions, including high unemployment rates in geographic regions that contain a high concentration of Arby's restaurants;

     o    the business and financial viability of key franchisees;

     o    the timely payment of franchisee obligations due to us;

     o availability, location and terms of sites for restaurant development by us and our franchisees;

     o the ability of our franchisees to open new restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

     o    delays in opening new restaurants or completing remodels;

     o    the timing and impact of acquisitions and dispositions of restaurants;

     o    our ability to successfully integrate acquired restaurant operations;

     o anticipated or unanticipated restaurant closures by us and our franchisees;

     o our ability to identify, attract and retain potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants;

     o changes in business strategy or development plans, and the willingness our franchisees to participate in our strategy;

     o business abilities and judgment of our and our franchisees' management and other personnel;

     o availability of qualified restaurant personnel to us and to our franchisees;

     o our ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

     o changes in commodity (including beef), labor, supplies and other operating costs and availability and cost of insurance;

     o    adverse weather conditions;

     o significant reductions in our client assets under management (which would reduce our advisory fee revenue), due to such factors as weak performance of our investment products (either on an absolute basis or relative to our competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that we trade, loss of key portfolio management or other personnel, reduced investor demand for the types of investment products we offer, and loss of investor confidence due to adverse publicity;

     o increased competition from other asset managers offering similar types of products to those we offer;

     o pricing pressure on the advisory fees that we can charge for our investment advisory services;

     o difficulty in increasing assets under management, or efficiently managing existing assets, due to market-related constraints on trading capacity or lack of potentially profitable trading opportunities;

     o our removal as investment manager of one or more of the collateral debt obligation vehicles (CDOs) or other accounts we manage, or the reduction in our CDO management fees because of payment defaults by issuers of the underlying collateral or the triggering of certain structural protections built into CDOs;

     o availability, terms (including changes in interest rates) and deployment of capital;

     o changes in legal or self-regulatory requirements, including franchising laws, investment management regulations, accounting standards, environmental laws, overtime rules, minimum wage rates and taxation rates;

     o the costs, uncertainties and other effects of legal, environmental and administrative proceedings;

     o the impact of general economic conditions on consumer spending or securities investing, including a slower consumer economy and the effects of war or terrorist activities; and

     o other risks and uncertainties affecting us and our subsidiaries referred to in referred to in our Annual Report on Form 10-K for the fiscal year ended January 2, 2005 (see especially "Item 1. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations") and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

     All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.



                    Triarc Companies, Inc. and Subsidiaries
                Condensed Consolidated Statements of Operations
Fourth Quarter and Fiscal Year Ended January 2, 2005 and January 1, 2006 (a) (b)

                                                             Fourth Quarter Ended                      Fiscal Year Ended
                                                             --------------------                      -----------------
                                                            2004              2005                  2004            2005
                                                            ----              ----                  ----            ----

                                                                           (In thousands except per share amounts)

Revenues:
  Net sales............................................$  53,881         $ 258,528             $ 205,590       $ 570,846
  Royalties and franchise and related fees.............   26,936            19,617               100,928          91,163
  Asset management and related fees ...................   15,146            27,413                22,061          65,325
                                                       ---------         ---------             ---------       ---------
                                                          95,963           305,558               328,579         727,334
                                                       ---------         ---------             ---------       ---------
Costs and expenses:
  Cost of sales, excluding depreciation and
    amortization.......................................   42,706           189,586               162,597         417,975
  Cost of services, excluding depreciation and
    amortization ......................................    5,752            11,443                 7,794          24,816
  Advertising and selling..............................    3,820            19,312                16,587          43,472
  General and administrative, excluding
    depreciation and amortization......................   41,232            86,641               118,806         205,797
  Depreciation and amortization, excluding
    amortization of deferred financing costs...........    8,521            15,560                20,061          36,670
  Loss on settlements of unfavorable franchise rights..       --               146                    --          17,170
  Facilities relocation and corporate restructuring....       --             6,949                    --          13,508
                                                       ---------         ---------             ---------       ---------
                                                         102,031           329,637               325,845         759,408
                                                       ---------         ---------             ---------       ---------
      Operating profit (loss)..........................   (6,068)          (24,079)                2,734         (32,074)
Interest expense.......................................  (10,516)          (23,971)              (34,171)        (68,789)
Insurance expense related to long-term debt............     (991)               --                (3,874)         (2,294)
Loss on early extinguishment of debt...................       --               (19)                   --         (35,809)
Investment income, net.................................   14,223            25,060                21,662          55,336
Gain on sale of unconsolidated businesses..............       97                79                   154          13,068
Costs related to proposed business
  acquisitions not consummated.........................       --            (1,376)                 (793)         (1,376)
Other income (expense), net............................     (645)            3,117                 1,199           5,255
                                                       ---------         ---------             ---------       ---------
      Loss from continuing operations before
        income taxes and minority interests ...........   (3,900)          (21,189)              (13,089)        (66,683)
Benefit from income taxes..............................      924             4,886                17,483          16,533
Minority interests in income of consolidated
  subsidiaries.........................................   (2,264)           (2,756)               (2,917)         (8,762)
                                                       ---------         ---------             ---------       ---------
      Income (loss) from continuing operations.........   (5,240)          (19,059)                1,477         (58,912)
Gain on disposal of discontinued operations............    1,641             2,814                12,464           3,285
                                                       ---------         ---------             ---------       ---------
      Net income (loss)................................$  (3,599)        $ (16,245)            $  13,941       $ (55,627)
                                                       =========         =========             =========       =========

EBITDA (c).............................................$   2,453         $  (8,519)            $  22,795       $   4,596
                                                       =========         =========             =========       =========

Basic income (loss) per share: Class A common stock:
      Continuing operations............................$    (.08)        $     (.25)           $     .02       $    (.84)
      Discontinued operations..........................      .02                .04                  .18             .05
                                                       ---------         ----------            ---------       ---------
      Net income (loss)................................$    (.06)        $     (.21)           $     .20       $    (.79)
                                                       =========         ==========            =========       =========
    Class B common stock:
      Continuing operations............................$    (.08)        $     (.25)           $     .02       $    (.84)
      Discontinued operations..........................      .02                .04                  .21             .05
                                                       ---------         ----------            ---------       ---------
      Net income (loss)................................$    (.06)        $     (.21)           $     .23       $    (.79)
                                                       =========         ==========            =========       =========
Diluted income (loss) per share: Class A common stock:
      Continuing operations............................$    (.08)        $     (.25)           $     .02       $    (.84)
      Discontinued operations..........................      .02                .04                  .17             .05
                                                       ---------         ----------            ---------       ---------
      Net income (loss)................................$    (.06) (d)    $     (.21) (d)       $     .19       $    (.79) (d)
                                                       =========         ==========            =========       =========
    Class B common stock:
      Continuing operations............................$    (.08)        $     (.25)           $     .02       $    (.84)
      Discontinued operations..........................      .02                .04                  .20             .05
                                                       ---------         ----------            ---------       ---------
      Net income (loss)................................$    (.06) (d)    $     (.21) (d)       $     .22       $    (.79) (d)
                                                       =========         ==========            =========       =========

                                                                                      (continued on following page)




                                                             Fourth Quarter Ended                      Fiscal Year Ended
                                                             --------------------                      -----------------
                                                            2004              2005                  2004            2005
                                                            ----              ----                  ----            ----

(In thousands)

Shares used to calculate income (loss) per share:
  Class A common stock
    Basic..............................................   23,390            23,822                22,233          23,766
                                                       =========         =========             =========       =========
    Diluted............................................   23,390 (d)        23,822 (d)            23,415          23,766 (d)
                                                       =========         =========             =========       =========
  Class B common stock
    Basic..............................................   41,432            51,772                40,840          46,245
                                                       =========         =========             =========       =========
    Diluted............................................   41,432 (d)        51,772 (d)            43,206          46,245 (d)
                                                       =========         =========             =========       =========


-------------------------------------------------------------------------------------------------------------------

(a) On July 25, 2005, the Company completed the acquisition of RTM Restaurant Group. As of July 25, 2005, RTM owned and operated 775 Arby's restaurants in 22 states and, prior to the RTM Acquisition, was the largest franchisee of Arby's restaurants. Following the RTM Acquisition, the consolidated results of operations for the 2005 fourth quarter and fiscal year include RTM's results but do not include royalties and franchise and related fees paid by RTM to Arby's LLC, which are eliminated in consolidation. The consolidated results of operations for the 2004 fourth quarter and fiscal year and the pre-acquisition portion of the 2005 periods, however, include royalties and franchise and related fees from RTM but do not include RTM's results.

(b) On July 22, 2004, the Company completed the acquisition of a 63.6% capital interest in Deerfield. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is an asset manager offering a diverse range of fixed income and credit-related strategies to institutional investors. The 2004 periods include the results of Deerfield from the date of acquisition.

(c) The calculation of EBITDA by segment and a reconciliation of consolidated EBIDTA to net income or loss follow:

                                                                   Fourth Quarter Ended                 Fiscal Year Ended
                                                                   --------------------                 -----------------
                                                                   2004            2005               2004           2005
                                                                   ----            ----               ----           ----
                                                                                       (In thousands)

Operating profit (loss):
   Restaurants................................................$  14,123       $  13,637          $   59,182       $ 52,876
   Asset management ..........................................    1,483           2,199               1,611          6,637
   General corporate..........................................  (21,674)        (39,915)            (58,059)       (91,587)
                                                              ---------       ---------          ----------       --------
    Consolidated operating profit (loss)......................   (6,068)        (24,079)              2,734        (32,074)
                                                              ---------       ---------          ----------       --------
Plus: depreciation and amortization, excluding amortization
   of deferred financing costs:
   Restaurants................................................    5,924          13,273              12,912         26,448
   Asset management...........................................    1,239           1,129               1,996          4,835
   General corporate..........................................    1,358           1,158               5,153          5,387
                                                              ---------       ---------          ----------       --------
    Consolidated depreciation and amortization, excluding
      amortization of deferred financing costs................    8,521          15,560              20,061         36,670
                                                              ---------       ---------          ----------       --------
EBITDA:
   Restaurants................................................   20,047          26,910              72,094         79,324
   Asset management...........................................    2,722           3,328               3,607         11,472
   General corporate..........................................  (20,316)        (38,757)            (52,906)       (86,200)
                                                              ---------       ---------          ----------       --------
    Consolidated EBITDA.......................................    2,453          (8,519)             22,795          4,596
Depreciation and amortization, excluding amortization
   of deferred financing costs................................   (8,521)        (15,560)            (20,061)       (36,670)
Interest expense..............................................  (10,516)        (23,971)            (34,171)       (68,789)
Insurance expense related to long-term debt...................     (991)             --              (3,874)        (2,294)
Loss on early extinguishment of debt..........................       --             (19)                 --        (35,809)
Investment income, net........................................   14,223          25,060              21,662         55,336
Gain (costs) related proposed business acquisitions
  not consummated.............................................       --          (1,376)               (793)        (1,376)
Gain on sale of unconsolidated businesses.....................       97              79                 154         13,068
Other income (expense), net...................................     (645)          3,117               1,199          5,255
                                                              ---------       ---------          ----------       --------
    Loss from continuing operations before income
      taxes and minority interests............................   (3,900)        (21,189)            (13,089)       (66,683)
Benefit from income taxes.....................................      924           4,886              17,483         16,533
Minority interests in income of consolidated subsidiaries.....   (2,264)         (2,756)             (2,917)        (8,762)
                                                              ---------       ---------          ----------       ---------
    Income (loss) from continuing operations..................   (5,240)        (19,059)              1,477        (58,912)
Gain on disposal of discontinued operations...................    1,641           2,814              12,464          3,285
                                                              ---------       ---------          ----------       --------
    Net income (loss).........................................$  (3,599)      $ (16,245)         $   13,941       $(55,627)
                                                              =========       =========          ==========       ========


(d) The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share for the 2005 fourth quarter, the fiscal year of 2005 and for the 2004 fourth quarter since there were losses from continuing operations and, therefore, the effects of all potentially dilutive securities on the loss from continuing operations per share would have been antidilutive. Had the Company reported income from continuing operations for the 2005 fourth quarter, the fiscal year of 2005, and for the 2004 fourth quarter, the shares used to calculate diluted income per Class A common share would have been 25,087,000, 25,002,000 and 24,399,000, respectively, reflecting the effect of dilutive stock options and, with respect to the 2005 periods, contingently issuable restricted stock. The shares used to calculate diluted income per Class B common share for those periods would have been 54,988,000, 49,338,000 and 43,459,000, respectively, also reflecting the effect of dilutive stock options and, with respect to the 2005 periods, contingently issuable restricted stock. The effects of dilutive stock options represented in such amounts reflect the average price of the Company's stock during that period. The effects of contingently issuable restricted stock reflect the price of the Company's Class B common stock at January 1, 2006. These dilutive effects may not be representative of the effects that may occur in future periods. Accordingly, this information is presented for informational purposes only. In addition to the effect of dilutive stock options, the Convertible Notes were convertible into 4,375,000 shares of the Company's Class A common stock and 8,750,000 shares of the Company's Class B common stock. Such additional shares were not included in the diluted shares above due to the substantial income that would be required before the Convertible Notes became dilutive.

(e) The reconciliation of certain operating measures of Deerfield before purchase accounting and compensation expense related to equity interests granted in asset management segment holding company adjustments to those measures after such adjustments for the 2005 fourth quarter and fiscal year, and 2004 fourth quarter and fiscal year ended follows:

                                                                                        Depreciation and
                                                                                          Amortization,
                                                                                            Excluding
                                                            Asset                         Amortization
                                                         Management                       of Deferred
                                                         and Related     Operating         Financing
                                                           Fees(1)       Profit(1)          Costs(1)    EBITDA(1)
                                                           ----          ------             -----       --------
                                                                                 (In thousands)

      For the quarter ended January 1, 2006:
       Before purchase accounting and compensation
           expense related to equity interests granted
           in asset management segment holding
           company adjustments (2) ....................... $27,854       $   8,536        $    108      $  8,644
        Expected asset management fees recorded as a
           receivable in purchase accounting..............    (441)           (441)             --          (441)
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (1,021)          1,021            --
        Compensation expense related to equity interests
           granted in asset management segment holding
           company (4)....................................      --          (4,875)             --        (4,875)
                                                           -------          ------        --------        ------
      After purchase accounting and compensation
           expense related to equity interests granted
           in asset management segment holding
           company adjustments............................$ 27,413       $   2,199        $  1,129      $  3,328
                                                          ========       =========        ========      ========





                                                                                      Depreciation and
                                                                                        Amortization,
                                                                                          Excluding
                                                            Asset                        Amortization
                                                         Management                       of Deferred
                                                         and Related     Operating         Financing
                                                           Fees(1)        Profit(1)         Costs(1)     EBITDA(1)
                                                           ----           ------            -----        --------
                                                                                 (In thousands)

      For the fiscal year ended January 1, 2006
       Before purchase accounting and compensation
           expense related to equity interests granted
           in asset management segment holding
           company adjustments (2) ....................... $66,408       $  17,022        $    385      $ 17,407
        Expected asset management fees recorded as a
           receivable in purchase accounting..............  (1,083)         (1,083)             --        (1,083)
        Cost of services recorded as a liability
           in purchase accounting (3).....................      --             146              --           146
        Write-off of pre-acquisition receivable...........      --            (123)             --          (123)
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (4,450)          4,450            --
        Compensation expense related to equity interests
           granted in asset management segment holding
           company (4)....................................      --          (4,875)             --        (4,875)
                                                           -------          ------        --------        ------
       After purchase accounting and compensation
           expense related to equity interests granted
           in asset management segment holding
           company adjustments............................$ 65,325       $   6,637        $  4,835      $ 11,472
                                                          ========       =========        ========      ========

      For the quarter ended January 2, 2005:
       Before purchase accounting adjustments ............ $18,908       $   4,774        $     83      $  4,857
        Expected asset management fees recorded as a
           receivable in purchase accounting..............  (3,762)         (3,762)             --        (3,762)
        Cost of services recorded as a liability in purchase
           accounting (3) ................................      --           1,627              --         1,627
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (1,156)          1,156            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$ 15,146       $   1,483        $  1,239      $  2,722
                                                          ========       =========        ========      ========

      For the fiscal year ended January 2, 2005:
       Before purchase accounting adjustments ............ $26,320       $   6,052        $    187      $  6,239
        Expected asset management fees recorded as a
           receivable in purchase accounting..............  (4,259)         (4,259)             --        (4,259)
        Cost of services recorded as a liability in purchase
           accounting (3) ................................      --           1,627              --         1,627
        Amortization of intangible assets recorded in
           purchase accounting............................      --          (1,809)          1,809            --
                                                          --------       ---------        --------      --------
       After purchase accounting adjustments..............$ 22,061       $   1,611        $  1,996      $  3,607
                                                          ========       =========        ========      ========

---------------
      (1) All amounts are before the effects of minority interests.
      (2) The asset management and related fees, operating profit and EBITDA before purchase accounting adjustments reflect the elimination of asset management fees paid to Deerfield by Triarc of $1.6 million for the 2005 fourth quarter and $2.9 million for the fiscal year ended January 2, 2006.
      (3) Represents incentive compensation relating to the receivable recorded in purchase accounting.
      (4) On November 10, 2005, pursuant to an equity arrangement approved by the compensation committee of our board of directors, certain members of Triarc's management subscribed for equity interests in Deerfield, each of which consists of a capital interest portion and a profits interest portion. These interests have the effective result of reducing our 61.5% interest in the profits of Deerfield to as low as 52.3%, depending on the level of Deerfield profits.
